STATE OF SOUTH CAROLINA
                               SECRETARY OF STATE

                              ARTICLES OF AMENDMENT


Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.   The name of the corporation is Sterling Lending Corporation.

2. On June 1, 1997, the corporation adopted the following Amendments (s) of its Articles of Incorporation:

          RESOLVED, that the Articles of Incorporation of the Corporation be amended to the Corporation is authorized to issue one million shares of preferred stock. The relative rights, preferences and limitations of such preferred stock shall be determined by the Corporation's Board of Directors in its sole discretion. The Corporation's Board of Directors shall have the sole authority to issue shares of such preferred stock to whomever and for whatever purposes it, in its sole discretion deems appropriate. The Board is expressly authorized to divide such preferred shares into separate series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series. Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series. Among other things, the Board may designate the following variations among any of the various series of preferred stock without further action of the shareholders of the Corporation: (a) the distinctive serial designation and the number of shares constituting such series; (b) the dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date (s) the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends; (c) the voting powers, full or limited, if any, of shares of such series; (d) whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed; (e) the amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the association; (f) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund; (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the association and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; (h) the price or other consideration for which the shares of such series shall be issued; and (i) whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

3. The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (If not applicable, insert "not applicable" or "NA").

                                 NOT APPLICABLE

4.   Complete either a or b, whichever is applicable.

     a.   X    Amendment(s) adopted by shareholder action. At the date of adoption of the amendment, the number of oustanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

           Number of         Number of        Number of Votes    Number of Undisputed*
Voting     Outstanding       Votes Entitled   Represented at     Shares Voted
Group      Shares            to be Cast       the Meeting        For Against
------     -----------       --------------   ---------------    ---------------------
COMMON        25,000              25,000          25,000               25,000

NOTE: Pursuant to Section 33-10-106 (6) (I), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number of votes cast for the amendment by each voting group was sufficient for approval that voting group.

     b.   _    The Amendment(s) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to ss.33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South
               Carolina Code as amended, and shareholder action was not required.

5. Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by Secretary of State.


Date: June 30, 1997                Sterling Lending Corporation
                                   ----------------------------
                                        (Name of Corporation)


                                   By: /s/ DENNIS CANUPP
                                      --------------------------------------

                                      Dennis Canupp, Chief Executive Officer
                                      --------------------------------------


                               FILING INSTRUCTIONS

1. Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2. If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate Paragraph in this form.

3. Filing fees and taxes payable to the Secretary at the time of filing application.

             Filing Fee        $ 10.00
             Filing tax         100.00
             Total             $110.00

                         Form Approved by South Carolina
                         Secretary of State 1/89


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